Exhibit 10.13

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION COPY

MASTER INDUSTRIAL AGREEMENT

by and among

CNH Industrial N.V., IVECO S.p.A,

And

NIKOLA Corporation

Dated as of September 3, 2019

i

ii

Section 9.15.	Governing Law and Disputes	23
Section 9.16.	Expenses	23

iii

MASTER INDUSTRIAL AGREEMENT

THIS MASTER INDUSTRIAL AGREEMENT (this “Agreement”) is entered into as of September 3, 2019 by and among CNH Industrial N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands (“CNHI”), Iveco S.p.A., a Società per Azioni organized and existing under the laws of Italy (“Iveco” and, collectively with CNHI, “CNHI/Iveco”) and Nikola Corporation, a Delaware corporation (“Nikola”). Nikola and CNHI/Iveco are referred to herein each individually as a “Party” and collectively as the “Parties.”

WHEREAS, Nikola and CNHI/Iveco have entered into a Series D Preferred Stock Purchase Agreement, dated September 3, 2019, (the “Investment Agreement”);

WHEREAS, in accordance with the terms and conditions of the Investment Agreement, upon the Initial Closing, CNHI or one of its designated subsidiaries will receive up to 5,399,570 shares of Series D Preferred Stock, par value $0.00001 per share (“Series D Preferred Stock”) in Nikola as consideration for (i) a contribution of cash and (ii) Contributions in Kind from CNHI/Iveco of different licenses to certain IP of CNHI/Iveco and the establishment of certain service relationships;

WHEREAS, therefore, it is an essential part of the transactions described in the Investment Agreement that the Parties enter into this Agreement in order to provide for the rights and obligations of the Parties related to the industrial contributions and collaboration arrangements between the Parties;

WHEREAS, the Parties also wish to establish a Steering Committee (the “Steering Committee”), which shall serve as a governance structure for the Parties to use to optimize their operational and service relationships hereunder and to provide amicable dispute resolution in case of any controversy or dispute which may arise therefrom; and

NOW, THEREFORE, in consideration of the above premises, the Parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.                                 Definitions. Defined terms in this Agreement shall have the meanings given to them in the Investment Agreement, unless otherwise defined herein. The words in this Agreement have the meanings usually and customarily ascribed to them in commercial contracts, except that words that are defined below or in the Investment Agreement have the respective meanings given to them below or in the Investment Agreement, as applicable.

“AAA” has the meaning given to it in Section 9.17.

“Agreement” has the meaning given to it in the preamble hereto.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common

Control with such specified Person, and any other Person specifically identified and mutually agreed upon by the Parties.

“Ancillary Agreements” means the (a) S-Way Platform and Product Sharing Agreement, and (b) Technical Assistance Service Agreement. The term “Ancillary Agreement” shall include the Term Sheets attached to this Agreement to the extent provided in Section 2.1(b).

“BEV Royalty” has the meaning given to it in Section 2.2.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Turin, Italy or Phoenix, Arizona, United States of America.

“Initial Closing” has the meaning ascribed thereto under the Investment Agreement.

“CNHI” has the meaning given to it in the preamble hereto.

“CNHI/Iveco” has the meaning given to it in the preamble hereto.

“CNHI BoD” means the Board of Directors of CNHI.

“CNHI/Iveco Appointee” has the meaning given to it in Section 3.5.

“CNHI/Iveco Technology” has the meaning given to it in Section 6.3(a)(ii).

“Conciliation Committee” has the meaning given to it in Section 4.6.

“Conciliation Period” has the meaning given to it in Section 4.6.

“Confidential Information” means any and all information which is non-public, confidential and/or proprietary in nature, including but not limited to technical, manufacturing, business, financial, operational, administrative, marketing, technical, performance, cost or economic information, data, documents, designs, drawings, research developments, testing (including bench testing and crash testing), manufacturing, technology, inventions, patents, materials, product samples, models, trade secrets, prototype parts, know-how and information about operations, processes, strategies, plans, business models, computer programs, software, source code, systems, methodology, techniques, future product development plans, customers, suppliers or personnel pertaining to CNHI/Iveco or their respective Affiliates disclosed by CNHI/Iveco or their respective Affiliates to Nikola or, as the case may be, pertaining to Nikola or its Affiliates disclosed by Nikola or its Affiliates to CNHI/Iveco or their respective Affiliates, whether orally or in writing or in pictorial form, magnetic diskette, flash memory storage drive, CD, DVD, through an electronic data room or in any other form whatsoever (whether in electronic or non-electronic form), in connection with this Agreement and the Ancillary Agreements, together with any analysis, compilation, forecast, study, memoranda, notes or other writing prepared by the Receiving Party which contains or otherwise reflects or is based on the above.

“Confidential Personal Information” has the meaning given to it in Section 8.9(a).

“Contributions in Kind” means the contributions made by CNHI/Iveco and described in this Agreement and any of the individual Ancillary Agreements.

“Control” means, with respect to Person, the direct or indirect ownership of more than fifty percent (50%) of the stock or other equity interests having voting or other rights to direct the management of such entity.

“Disclosing Party” means the Party (whether CNHI, Iveco or Nikola or any of their respective Affiliates, as the case may be) which is disclosing Confidential Information.

“Disputed Agenda Item” has the meaning given to it in Section 4.5.

“EAA Deadline” has the meaning given to it in Section 2.1(b).

“European Alliance Agreement” means the alliance agreement between the Parties that will govern their cooperation in the European Union in the field of design and manufacturing of pure electric and hydrogen heavy trucks based on Nikola and Iveco technology.

“FCEV Royalty” has the meaning given to it in Section 2.2.

“[*]” has the meaning given to it in Section 2.4.

“Iveco” has the meaning given to it in the preamble hereto.

“Iveco BoD” means the Board of Directors of Iveco.

“Iveco World Class Manufacturing Methodology” means the methodologies, know-how, processes and practices adopted by CNHI/Iveco in their manufacturing operations.

“Initial Meeting” has the meaning given to it in Section 4.3.

“IP” has the meaning given to it in Section 2.2.

“Laws” means all laws, regulations, rules, orders, decrees or other directives carrying the force of law applicable to any activities engaged in by the Parties or their Affiliates in connection with this Agreement and the Ancillary Agreements from time to time, including, but not limited to, the U.S. Foreign Corrupt Practices Act and any similar anti-corruption or anti-bribery laws, rules or regulations applicable to the Parties in any jurisdiction other than the United States, without regard to their jurisdictional limitations, and export control under the laws, rules and regulations of the United States, the European Union, the United Nations, the Republic of Italy and other jurisdictions.

“Investment Agreement” has the meaning given to it in the recitals hereto.

“Nikola” has the meaning given to it in the preamble hereto.

“Nikola BoD” means the Board of Directors of Nikola.

“Nikola Appointee” has the meaning given to it in Section 3.5.

“North America” means the United States of America, Canada and Mexico.

“Party” (and “Parties”) has the meaning given to such terms in the preamble hereto.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Preferred Shares” means shares of Series D Preferred Stock of Nikola to be issued and delivered to CNHI/Iveco pursuant to this Agreement.

“Receiving Party” means a Party receiving any Confidential Information of another Party.

“Representatives” means, in respect of any of Nikola, CNHI or Iveco or their respective directors, managers, officers, employees, accountants, consultants, attorneys, bankers or other advisors.

“Revenues” means all revenues, receipts, monies, or other consideration directly or indirectly collected or received, whether by way of cash or credit or any barter, benefit, advantage, or concession, by Nikola or its Affiliates from the marketing, sale and, distribution, or leasing of any Nikola vehicle, product, component, spare-part or related services (including any pay-per-use arrangements, but excluding any revenue associated with vehicle service, vehicle maintenance, vehicle fueling and fueling stations, or autonomous driving) incorporating all or a portion of the Licensed Iveco Technology. Where any Revenue is derived from a country other than the United States it shall be converted to the equivalent in U.S. dollars on the date Nikola or its Affiliates are deemed to have received such Revenue at the exchange rate for buying such currency published in the Wall Street Journal in effect as of that date. The amount of U.S. dollars pursuant to such conversion shall be included in the Revenue.

“Royalties” has the meaning given to it in Section 2.2.

“Rules” has the meaning given to it in Section 9.17.

“Series D Preferred Stock” has the meaning given to it in the recitals hereto.

“Start of Production” has the meaning given to it in Exhibit A attached hereto

“Services” has the meaning given to it in Section 2.3.

“Steering Committee” has the meaning given to it in the recitals hereto.

“Steering Committee Members” has the meaning given to it in Section 3.5.

“Sub-Committee” has the meaning given to it in Section 3.4.

“S-Way Platform and Product Sharing Agreement” has the meaning given to it in Section 2.2.

“Technical Assistance Services” has the meaning given to it in Section 2.3 hereto.

“Technical Assistance Service Agreement” has the meaning given to it in Section 2.3.

“Technology Extension Period” has the meaning given to it in Section 6.3(a)(ii).

“Term Sheets” means the term sheets with respect to the Ancillary Agreements attached

“Total Product Sharing Issuance” has the meaning given to it in Section 2.2.

“Third Party” means any Person other than Nikola, CNHI, Iveco or their respective Affiliates, and the respective directors, officers and employees thereof.

“Threshold” has the meaning given to it in Section 2.3.

Section 1.2.                                 Interpretation and Rules of Construction. In this Agreement and the Ancillary Agreements, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement or the Ancillary Agreements to an Article, Recital, Section or Exhibit, such reference is to an Article or Recital or Section of or Exhibit to, this Agreement or the Ancillary Agreements unless otherwise indicated; (b) the headings for this Agreement and the Ancillary Agreements are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement and the Ancillary Agreements; (c) whenever the words “include,” “includes” or “including” are used in this Agreement and the Ancillary Agreements, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement and the Ancillary Agreements, refer to this Agreement or the Ancillary Agreements as a whole and not to any particular provision of this Agreement or the Ancillary Agreements; (e) the definitions contained in this Agreement and the Ancillary Agreements are applicable to the singular as well as the plural forms of such terms; (f) references to a Person are also to the Person’s successors and permitted assigns; and (g) references to agreements and Laws are also to the same as amended, restated or otherwise modified from time to time.

ARTICLE II
CONTRIBUTION IN KIND

Section 2.1.                                 General.

(a)                                                                                 This Agreement sets forth the terms and conditions governing the CNHI/Iveco Contributions in Kind in Nikola, whereby CNHI/Iveco will cooperate with and assist Nikola in the manufacture of pure electric and hydrogen heavy trucks in the United States by providing technical, management, and other contributions and cooperation support, principally in accordance with the provisions set forth herein and specifically pursuant to the Ancillary Agreements in exchange for the issuance and delivery of the Preferred Shares as detailed in this Agreement and in the Ancillary Agreements. This Agreement also sets forth certain additional terms and conditions governing the industrial cooperation between CNHI/Iveco, on the one hand, and Nikola, on the other hand.

(b)                                                                                 In the context of the relations established between the Parties (and as fundamental part of such relations) in the Investment Agreement, in this Agreement and the Ancillary Agreements, the Parties will also enter into the European Alliance Agreement no later than September 30, 2019 (the “EAA Deadline”); provided that if the European Alliance Agreement has not been entered into by the EAA Deadline, then the EAA Deadline may be extended by either Party to a date not beyond October 31, 2019, and such date, as so extended shall be the EAA Deadline. If the European Alliance Agreement has not been entered into by the EAA Deadline, then CNHI may terminate this Agreement and the Ancillary Agreements in accordance with Section 6.2(c).

(c)                                                                                  To the extent a Term Sheet has not been replaced by a definitive Ancillary Agreement on or prior to the date of this Agreement, the term “Ancillary Agreement” shall include such Term Sheet, and the Parties will work together in good faith to negotiate a definitive Ancillary Agreement with respect to such Term Sheet as soon as reasonably practicable after the date of the Agreement, and in any event by December 31, 2019. During the time period from the date of this Agreement to the date a definitive agreement is duly executed and delivered, the Parties agree that the relevant Term Sheet represents a binding agreement between the Parties and each of them agrees to perform its obligations under any such Term Sheet as if such Term Sheet were a definitive agreement; provided that unless otherwise expressly provided therein, upon execution and delivery of a definitive agreement, the terms and conditions of the definitive agreement shall be deemed to have been applicable from the date of the applicable Term Sheet. Notwithstanding the express terms herein and in order to facilitate the mutual success and benefit of both parties, if either Party between the date hereof and December 31, 2019 identifies a term set forth in the Term Sheets that is substantially detrimental to such party, based upon new facts, information, or circumstances, CNHI/Iveco and Nikola shall use in good faith reasonably best efforts to agree upon new terms, provided that: (i) in no event neither the economic value of the contribution in kind made by CNHI/Iveco will be subject to further evaluation, nor the issuance and delivery of the Preferred Shares against such contributions, and (ii) nothing in this clause will be construed as to oblige each of the Party to agree upon an amendment proposed by other Party.

(d)                                                                                 In the event of a conflict between this Agreement and the applicable Term Sheet or any Ancillary Agreement, the terms of the applicable Term Sheet or Ancillary Agreement shall control.

(e)                                                                                  Notwithstanding the use in this Agreement and the Ancillary Agreements of the terms “CNHI”, “Iveco” and “Nikola”, (i) each of the rights and obligations arising pursuant to this Agreement and the Ancillary Agreements are applicable to and for the benefit of each Party and its applicable Affiliates; (ii) each Party has the right to designate any of its Affiliate(s) to provide or perform any of such Party’s obligations under this Agreement or under any Ancillary Agreement; and (iii) each of Iveco and CNHI shall be responsible for the obligations to be performed by its respective Affiliates under this Agreement and under the Ancillary Agreements.

(f)                                                                                   On or prior to the date hereof, Nikola shall have adopted all the necessary and appropriate corporate resolutions and shall have entered into all the other necessary and appropriate arrangements to approve the Contributions in Kind and issue and deliver to CNHI/Iveco the Preferred Shares correspondent to the value of each Contribution in Kind, all of which shall remain in full force and effect. Each of the Ancillary Agreements will include the terms and conditions whereby in exchange for each quarterly Contribution in Kind, Nikola shall issue and deliver to CNHI/Iveco a number of Preferred Shares equal to the value of each Contribution in Kind.

(g)                                                                                  It is understood that the Preferred Shares issued and delivered to CNHI/Iveco pursuant to Section 2.2 and 2.3 will enjoy full corporate rights (including, without limitation, voting rights, certain protective rights and governance rights, including the right to designate a director to the board of directors of Nikola, as granted in the Investment Agreement, the Fourth Amended and Restated Stockholder Agreement and the Fourth Amended Certificate) as of the date of issuance and delivery to CNHI/Iveco. With respect to the Preferred Shares issued and delivered to CNHI/Iveco pursuant to Section 2.2, the related economic rights (including, but not limited to, dividend rights) accrue to and are exercisable by CNHI/Iveco in equal installments on a quarterly basis until such time that the aggregate value of the access provided to Nikola under the S-Way Platform and Product Sharing Agreement reaches $50,000,000.00. With respect to the Preferred Shares issued and delivered to CNHI/Iveco pursuant to Section 2.3, the related economic rights (including, but not limited to, dividend rights) accrue to and are exercisable by CNHI/Iveco only upon the provision by CNHI/Iveco of an equal value of Technical Assistance Services (as such value is determined pursuant to Section 2.3).

Section 2.2.                                 S-Way Platform and Product Sharing. At the Initial Closing or, in any event, no later than December 31, 2019, the Parties shall enter into a S-Way Platform and Product Sharing Agreement in a form substantially consistent with the Term Sheet attached hereto as Exhibit A (the “S-Way Platform and Product Sharing Agreement”). The S-Way Platform and Product Sharing Agreement will contain the terms and conditions governing Nikola’s non-exclusive access to the Licensed Iveco Technology (as such term is defined in Exhibit A attached hereto). The Parties have agreed that CNHI/Iveco’s obligations to make the Contribution in Kind pursuant to the S-Way Platform and Product Sharing Agreement is valued $50,000,018.20 plus any Royalties (as such term is defined in Exhibit A attached hereto). As a result, at the initial Closing, Nikola shall issue and deliver to CNHI/Iveco no less than a total of 2,699,785 Preferred Shares at a value of $18.52 per share as consideration for the Contribution in Kind pursuant to the S-Way Platform and Product Sharing Agreement.

Under the S-Way Platform and Product Sharing Agreement Nikola will also pay to Iveco: (i) a 1.25% royalty on Nikola’s Revenues arising from any sale, lease or transfer (including pay- per-use arrangements, but excluding any revenue associated with vehicle service, vehicle maintenance, vehicle fueling and fueling stations, or autonomous driving) of Nikola’s FCEV products, vehicles, components, spare-parts (and any related services) incorporating all or any material portion of the IP rights included in the S-Way Platform and Product Sharing Agreement for a one-time period of seven (7) years beginning at the Start of Production (as such term is defined in Exhibit A attached hereto) of any FCEV product, vehicle, component and spare-parts (and any related services) (the “FCEV Royalty”), and (ii) a 1.00% royalty on Nikola’s Revenues arising from any sale, lease or transfer (including pay-per-use arrangements, but excluding any revenue associated with vehicle service, vehicle maintenance, vehicle fueling and fueling stations, or autonomous driving) of Nikola’s BEV products, vehicles, components and spare-parts (and any related services) incorporating all or any material portion of the IP rights included in the S-Way Platform and Product Sharing Agreement for a one-time period of seven (7) years beginning at the Start of Production of any BEV product, vehicle, component and spare-part (and any related service) (the “BEV Royalty” and together with the FCEV Royalty the “Royalties”). For the avoidance of doubt, each particular product will be subject to either the FCEV Royalty or the BEV Royalty, but in no event shall more than one (1) royalty apply to any particular product.

All payments of the Royalties will be made by Nikola in U.S. Dollars within sixty (60) days after the end of each calendar quarter with respect to Revenues in such calendar quarter in accordance with the terms and conditions of the S-Way Platform and Product Sharing Agreement.

Section 2.3.                                 Provision of Technical Assistance Services. No later than December 31, 2019, the Parties shall enter into a Technical Assistance Service Agreement, in a form substantially consistent with the Term Sheet attached hereto as Exhibit B (the “Technical Assistance Service Agreement”). The Technical Assistance Service Agreement will contain terms and conditions governing the advisory services to be provided by CNHI/Iveco to Nikola (in accordance with an agreed RASIC allocation of roles) in connection with the manufacturing of BEV and FCEV heavy duty trucks (the “Technical Assistance Services”). Such Technical Assistance Services will include, inter alia, project coordination, drawings and documentation support, engineering support, vehicle integration and product validation support, purchasing, quality, and the introduction in Nikola’s plants of the Iveco World Class Manufacturing Methodology. The Parties have agreed that the value of the Technical Assistance Services will be [*] for technical assistants and [*] for project managers and they have also agreed that such Technical Assistance Services up to the amount of $100,000,000.00 (the “Threshold”) shall constitute a Contribution in Kind made by CNHI/Iveco pursuant to the Technical Assistance Service Agreement. In order to validate and confirm the Contributions in Kind pursuant to the Technical Assistance Service Agreement, CNHI/Iveco shall permit Nikola to access the relevant facilities, work product, time logs, and any other documentation as Nikola deems necessary, in the form to be agreed by the Parties at the Initial Closing. Nikola has also irrevocably agreed that, subject to the consummation of the Initial Closing, by or around December 31,2022 Nikola will use its best efforts to purchase Technical Assistance Services so as to reach (or exceed) the Threshold by December 31, 2022. Pursuant to this irrevocable commitment, at the end of every calendar quarter of 2020, Nikola shall issue and deliver to CNHI/Iveco 1,349,892 Preferred Shares at a deemed purchase price of $18.52 per share, irrespective of the actual value of the Technical Assistance Services rendered by CNHI/Iveco during each quarter of 2020; provided, however, that if Nikola’s purchase of services totals less than the Threshold during such period, Nikola may issue additional Preferred Shares at the value of any shortfall on or before such date and have the right to receive such services up to the value of such shortfall after such date. Subject to the above, it is understood that: (i) any excess over the Threshold shall be shall be invoiced in U.S. Dollars by CNHI/Iveco and paid in cash (in U.S. Dollars) by Nikola to CNHI/Iveco in accordance with the terms and conditions of the Technical Assistance Service Agreement; and (ii) no such payment with respect to such excess will be due by Nikola until the Threshold has been reached (or exceeded) either in 2020 or subsequently. From and after January 1, 2021, the value of the FTE per hour shall be increased on an annual basis to take into account any increase in Euro area Harmonized Index of Consumer Prices (HICP). All payments due for any Technical Assistance Services in excess of the Threshold will be invoiced by CNHI/Iveco on a monthly basis and paid by Nikola within sixty (60) days after the date of the invoice in accordance with the terms and conditions of the Technical Assistance Service Agreement.

Should the Initial Closing not occur by October 31, 2019 the Technical Assistance Services shall be invoiced by CNHI/Iveco and paid in cash (in U.S. Dollars) by Nikola in accordance with the terms and conditions of the Technical Assistance Service Agreement.

Section 2.4.                                 [*]. [*]

Section 2.5.                                 Daily Program. In connection with this Agreement, Iveco will evaluate the technical and financial feasibility of manufacturing the Iveco Daily at Nikola’s plant. If Iveco determines that it is feasible, then Iveco and Nikola shall cooperate and negotiate in good faith to enter into a definitive agreement, mutually agreed by the Parties, subject to due diligence. Potential cooperation of Nikola and Iveco in this respect will be subject to due diligence and a mutually satisfactory agreement.

Section 2.6.                                 Approval of Specific Programs. It is understood that the Parties may agree from time to time to implement further specific programs to support and strengthen their cooperation in accordance with the respective internal approval procedures of the Parties.

ARTICLE III
ESTABLISHMENT OF THE STEERING COMMITTEES; TASKS AND RESPONSIBILITIES OF THE STEERING COMMITTEE

Section 3.1.                                 Establishment of the Steering Committee. On the date hereof, Nikola and CNHI/Iveco shall form the Steering Committee, which shall consist of six individuals, three of whom shall be nominated by Nikola, and three of whom shall be nominated by CNHI/Iveco, each initially in accordance with the provisions set forth in Section 3.5.

Section 3.2.                                 Purpose. The Steering Committee shall perform its activities in accordance with all legal requirements applicable to the cooperation of independent companies, including all applicable antitrust and competition Laws, and the resolutions of the Nikola BoD, CNHI BoD and Iveco BoD.

Section 3.3.                                 Tasks and Responsibilities of Steering Committee. The Steering Committee shall provide a venue to enable the Parties to review any issue or resolve any dispute relating to or arising under the Ancillary Agreements, including any questions regarding the interpretation of the Ancillary Agreements as well as to provide unified guidance to facilitate the industrial cooperation between CNHI/Iveco and Nikola under this Agreement, the Ancillary Agreement and the execution of the European Alliance Agreement no later than September 30, 2019.

The Steering Committee will seek to:

(a)                                                                                 interpret this Agreement and the Ancillary Agreements, as well as resolve items of common interest prior to the Initial Closing; provided, however, that the Steering Committee obligations with respect to the European Alliance Agreement shall cease upon the closing of the European Alliance Agreement;

(b)                                                                                 amicably resolve any controversy or dispute arising out of or in connection with the Ancillary Agreements, following submission to the Steering Committee of such dispute by either Party;

(c)                                                                                  decide on all other matters or resolve such controversy jointly referred to the Steering Committee by both Parties; and

(d)                                                                                 facilitate to the extent possible the consummation of the Initial Closing and the execution and delivery of the European Alliance Agreement.

Section 3.4.                                 Sub-Committees. The Steering Committee may, consistent with the terms and conditions of this Agreement, establish one or more sub-committees (each, a “Sub- Committee”), each of which shall consist of an equal number of Nikola and CNHI/Iveco representatives. A Sub-Committee may coordinate the day-to-day operations and management of the subject matter of one or more Ancillary Agreements. The Parties agree to cause their respective Steering Committee representatives to resolve all matters delegated for decision or resolution as soon as reasonably practicable in accordance with the rules established for such Sub-Committee by the Steering Committee. The Steering Committee and Sub-Committee members shall not receive any remuneration attributable to their service as members of such committees. Costs and expenses incurred by the Steering Committee and Sub-Committee members in connection with their activities as members of such committees shall be borne by the Party nominating such member in accordance with the relevant Party’s internal policies.

Section 3.5.                                 Initial Steering Committee Members. Each of Nikola and CNHI/Iveco shall have the right to nominate three (3) members of the Steering Committee of the respective Party. The members nominated by CNHI/Iveco shall be referred to as the “CNHI/Iveco Appointees” and the members nominated by Nikola shall be referred to as the “Nikola Appointees”. The CNHI/Iveco Appointees and the Nikola Appointees collectively shall be referred to as the “Steering Committee Members”. The initial members are set forth in Schedule A hereto.

Section 3.6.                                 Replacement; Vacancies. Each of the Nikola Appointees and the CNHI/Iveco Appointees shall serve on the Steering Committee during the term of this Agreement unless such appointee is replaced by another individual appointed by the relevant Party pursuant to the provisions of this Section 3.6. Nikola shall have the right to replace any of the Nikola Appointees at any time by written notice to CNHI/Iveco; CNHI/Iveco shall have the right to replace any of the CNHI/Iveco Appointees at any time by written notice to Nikola. Any Steering Committee Members may resign at any time by giving written notice to all other Steering Committee Members, Nikola and CNHI/Iveco. Nikola shall have the right to fill any vacancy caused by the resignation of a Nikola Appointee and CNHI/Iveco shall have the right to fill any vacancy caused by the resignation of a CNHI/Iveco Appointee, in each case by written notice to the other Party. The appointment of such individual shall be effective immediately upon such written notice.

ARTICLE IV
MEETINGS, QUORUM AND RESOLUTIONS OF THE STEERING COMMITTEE

Section 4.1.                                 Meeting Schedule. The Steering Committee shall meet as often as it deems necessary or appropriate (but in no event less frequently than quarterly) or on request of at least two (2) Steering Committee Members. The Steering Committee may meet in person, by telephone conference or by video conference (or by any combination thereof).

Section 4.2.                                 Invitation Notice. If any two Steering Committee Members (at least one (1) CNHI/Iveco Appointee and one (1) Nikola Appointee), acting together, request a meeting of the Steering Committee they shall do so by written notice via email to the other Steering Committee Members. Such notice must state the location or the phone or video conference arrangements, date and hour of the proposed meeting and shall be issued as early as possible but not less than five (5) Business Days prior to the proposed meeting. The notice shall provide a specific agenda for the proposed meeting as well as a description of the items requiring discussion and resolution by the Steering Committee. All Steering Committee Members shall be provided with the same documentation proposed to be reviewed in connection with any proposed meeting.

Section 4.3.                                 Quorum. No meeting of the Steering Committee may take place unless a quorum is present as determined in accordance with this Section 4.3. The Steering Committee shall have a quorum if at least two (2) Nikola Appointees and at least two (2) CNHI/Iveco Appointees are present or represented by another Steering Committee Member presenting a written proxy notice to act on the Steering Committee Member’s behalf at the applicable meeting. If a quorum is not present at any meeting (“Initial Meeting”), a second meeting having only the agenda of the Initial Meeting shall be convened. Two Steering Committee Members, acting together, shall be entitled to give notice, including the items required to be included in the notice in accordance with Section 4.2, via email to the other Steering Committee Members of such second meeting, provided, however, that (i) the notice period for the second meeting is not less than ten (10) Business Days prior to the proposed meeting and (ii) the notice explicitly states that such second meeting shall have a quorum if at least one (1) Nikola Appointee and at least one (1) CNHI/Iveco Appointee are present.

Section 4.4.                                 Voting Rights; Resolutions. The Nikola Steering Committee Members shall collectively have one (1) vote and the CNHI/Iveco Steering Committee Members shall collectively have one (1) vote, and all decisions and resolutions of the Steering Committee shall be made or passed unanimously.

Section 4.5.                                 Failure of the Steering Committee Members to Decide Unanimously. If the Steering Committee Members cannot decide or resolve an agenda item unanimously at any meeting of the Steering Committee, the meeting shall be adjourned with respect to such agenda item (“Disputed Agenda Item”). The Steering Committee members may call a special meeting of the Steering Committee, in accordance with Section 4.2, to decide or resolve the Disputed Agenda Item. If no such special meeting has been called, the Disputed Agenda Item shall be an agenda item at the next regularly scheduled Steering Committee meeting. This meeting (and only for the Disputed Agenda Item) shall have a quorum if at least one CNHI/Iveco Appointee and one Nikola Appointee are physically present. Each of the Steering Committee Members present shall have one vote and any decision or resolution must be passed unanimously to be approved.

Section 4.6.                                 Conciliation Committee. If the Disputed Agenda Item cannot be decided or resolved unanimously, two Steering Committee Members (at least one (1) CNHI/Iveco Appointee and one (1) Nikola Appointee), acting together, shall be entitled to submit the Disputed Agenda Item to a committee, which shall be comprised of a designee of CNHI/Iveco and a designee of Nikola (“Conciliation Committee”). The Conciliation Committee shall decide or resolve unanimously in a reasonable time period, but not later than thirty (30) days after the Conciliation Committee has received the respective request (“Conciliation Period”) taking into account the legitimate business interests of the parties affected by such decision or resolution.

Section 4.7.                                 Arbitration. If the Conciliation Committee fails to provide a unanimous decision or resolution within the Conciliation Period, then either Party may request the dispute be resolved by binding arbitration administered by the American Arbitration Association (the “AAA”) pursuant to its Commercial Arbitration Rules then in existence (the “Rules”) and in accordance with this Section 4.7. The decision of the arbitration panel shall be final and binding on the Parties, and will not be subject to any appeal or proceedings to vacate, except on the grounds set forth in the Federal Arbitration Act, 9 U.S.C. § 1, et seq. The arbitration award may be enforced in any court of competent jurisdiction.

(a)                                                                                 The situs of the arbitration and any evidentiary proceedings shall be in the City of New York and all proceedings and submissions shall be in the English language. The panel may conduct proceedings in other locations if necessary for the taking of evidence or as otherwise agreed by the Parties involved in such arbitration.

(b)                                                                                 The arbitration panel shall consist of three members, one to be appointed by CNHI/Iveco, one to be appointed by Nikola, and the third arbitrator, who shall preside over the arbitration panel, to be chosen by the two Party-appointed arbitrators. If either CNHI/Iveco or Nikola fails to appoint an arbitrator or the two Party-appointed arbitrators fail to appoint the third within the time periods prescribed below, then the appointments shall be made by the AAA pursuant to the Rules.

(c)                                                                                  Arbitration may be commenced by any Party by giving written notice setting out the nature of the dispute to each other Party and to the AAA pursuant to the Rules. Within five (5) days of such notice, the party demanding arbitration shall appoint its arbitrator. Within 15 days of that appointment, the other party shall appoint its arbitrator. Within 30 days after the appointment of both Party-appointed arbitrators, those two shall appoint the third.

(d)                                                                                 Except as required by applicable Law, none of CNHI/Iveco, Nikola or the arbitration panel may disclose the existence, content or results of the arbitration unless and to the extent that disclosure is required by applicable Law or is necessary for permitted court proceedings.

(e)                                                                                  The arbitration panel shall be authorized to award monetary damages and to grant injunctive relief, including interim relief pending the final award. Any interim or provisional measure in the form of conservatory or injunctive relief ordered by the arbitration panel shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability. For the avoidance of doubt, nothing in this Section 4.7 should be interpreted to preclude any party from seeking interim relief from a court of competent jurisdiction prior to the formation of the arbitration panel. Any monetary award may include interest and shall be stated and payable in U.S. currency. The arbitration panel is not authorized to award punitive or exemplary damages.

Section 4.8.                                 Resolutions, Decisions and Minutes. Resolutions, decisions and minutes of all meetings of the Steering Committee shall be prepared by at least one (1) Steering Committee Member of each of CNHI/Iveco and Nikola and shall be signed by two Nikola Appointees and two CNHI/Iveco Appointees. The signed minutes shall form the basis for the interpretation of the decisions and resolutions made or passed by the Steering Committee.

ARTICLE V
BINDING EFFECT OF STEERING COMMITTEE DECISIONS AND RESOLUTIONS

Section 5.1.                                 Nikola BoD, CNHI BoD and/or Iveco BoD Rules of Procedure. The rules of procedure of both the CNHI BoD and Iveco BoD and the Nikola BoD (including, but not limited to any requirement to involve, prior to any decision or resolution, the CNHI BoD, Iveco BoD and Nikola BoD and/or supervisory bodies) shall remain unaffected.

Section 5.2.                                 Instructions to Adhere. The Parties shall cause its respective Affiliates, that are a party to the respective Ancillary Agreement if any, to adhere to this Agreement as if such party were a Party to this Agreement.

Section 5.3.                                 Binding Effect. Notwithstanding the generality of the foregoing, the Parties and their Affiliates shall be bound by the decisions and resolutions of the Steering Committee, the Conciliation Committee and the Sub-Committees to the extent such decisions and resolutions are made in accordance with the terms of this Agreement.

ARTICLE VI
TERM AND TERMINATION

Section 6.1.                                 Term. This Agreement shall become effective on the Initial Closing and shall continue to be effective unless and until terminated in accordance with the terms hereof.

Section 6.2.                                 Termination by Either Party. This Agreement and all of the Ancillary Agreements shall terminate upon:

(a)                                                                                 mutual agreement of the Parties;

(b)                                                                                 the election of the non-breaching Party upon the material breach by the other Party of this Agreement or one or more Ancillary Agreements (with materiality determined with reference to all Ancillary Agreements taken as a whole) if the breach has not been cured within thirty (30) days after the giving of written notice thereof by the non-breaching Party to the breaching Party;

(c)                                                                                  the election of CNHI/Iveco if the European Alliance Agreement has not been entered into by CNHI and Nikola by the EAA Deadline;

(d)                                                                                 the commencement of a voluntary or involuntary case or other proceeding by or against Nikola seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, which in the case of an involuntary proceeding is not stayed or lifted within 30 days; the application for or consent to the appointment of a receiver, trustee, liquidator or custodian by Nikola for itself or of all or a substantial part of its property; the making by Nikola of a general assignment for the benefit of any of its creditors; or the taking by Nikola of any action for the purpose of effecting any of the foregoing; or

(e)                                                                                  the commencement of a voluntary or involuntary case or other proceeding by or against any of CNHI/Iveco seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, which in the case of an involuntary proceeding is not stayed or lifted within 30 days; the application for or consent to the appointment of a receiver, trustee, liquidator or custodian by any of CNHI/Iveco, any for itself or of all or a substantial part of its property; the making by any of CNHI/Iveco of a general assignment for the benefit of any of its creditors; or the taking by any of CNHI/Iveco of any action for the purpose of effecting any of the foregoing.

Section 6.3.                                 Effect of Termination.

(a)                                                                                 Upon the occurrence of a termination event other than under Section 6.1(c):

(i)                                                                                     CNHI/Iveco will surrender all of its right, title and interest in and to any unissued Preferred Shares if such termination occurs prior to the corresponding consummation of one or more of each of the Contributions in Kind;

(ii)                                                                                  Unless termination is due to Nikola’s uncured breach of its obligation to deliver the Preferred Shares or otherwise make any required payment to which CNHI/Iveco is entitled hereunder, Nikola shall retain the right to use (and, as applicable, receive supply of) the product platforms, components, parts, technology, data, documentation, and other similar information and materials, including any IP rights in the foregoing, that CNHI/Iveco makes available to Nikola hereunder and under any Ancillary Agreement (the “CNHI/Iveco Technology”), at the applicable Royalty; provided, however, that such CNHI/Iveco Technology will continue to be subject to any limitations on licensing and branding then in effect under the applicable Ancillary Agreement and that in no event will the Royalty be reduced.

(iii)                                                                               Upon the occurrence of a termination under Section 6.2(c) CNHI/Iveco shall retain the right to immediately terminate each of the Ancillary Agreements.

(b)                                                                                 Upon the occurrence of any termination:

(i)                                                                                     each Party may use the ideas, concepts, know-how and techniques related to the other Party’s business activities which are contained in the Confidential Information of that other Party and retained in the unaided memories of employees who have had access to such Confidential Information pursuant to this Agreement and the Ancillary Agreements; and

(ii)                                                                                  each Party will negotiate in good faith the terms and conditions of transition services required by both Parties under each Ancillary Agreement, each in accordance with the applicable transition services provision upon termination set forth in each such Ancillary Agreement.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

Section 7.1.                                 Representations and Warranties. Each Party represents and warrants to the other Party that:

(a)                                                                                 the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Party;

(b)                                                                                 this Agreement has been duly executed and delivered, and (assuming due authorization, execution and delivery by the other Party) constitutes the legal, valid and binding obligations of the Party, enforceable against such Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity);

(c)                                                                                  the execution, delivery and performance of this Agreement, and the consummation by it of the transactions contemplated thereby, do not and will not conflict with, or result in a breach or violation of or default under, the organizational documents of such Party, any applicable Law or any note, indenture, contract, agreement or instrument to which it is a party or is otherwise subject; and

(d)                                                                                 it is and shall be in compliance with applicable Laws in connection with its performance under this Agreement and under the Ancillary Agreements.

Section 7.2.                                 Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE VII, IN THE INVESTMENT AGREEMENT OR IN ANY ANCILLARY AGREEMENT, NONE OF THE PARTIES, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SUCH PARTY, SUCH PARTY’S ASSETS OR LIABILITIES OR SUCH PARTY’S PERFORMANCE, IN EACH CASE RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND THE PARTIES EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES.

ARTICLE VIII
CONFIDENTIALITY AND DATA

Section 8.1.                                 Confidential Information. Each Receiving Party shall during the term of this Agreement through the termination of this Agreement and for a period of three (3) years after termination of this Agreement:

(a)                                                                                 treat and hold all Confidential Information of the Disclosing Party in its possession in strict confidence using the same degree of care that it uses to protect its own Confidential Information of like importance and at least corresponding to the standard of care normally applied in the automotive industry;

(b)                                                                                 ensure proper and secure storage for all written or pictorial or magnetic Confidential Information of the Disclosing Party in its possession;

(c)                                                                                  reveal such Confidential Information only to those of its Representatives or Affiliates who (i) need to know the Confidential Information solely for the purpose of performing responsibilities consistent with this Agreement and the Ancillary Agreements, (ii) before disclosure of the Confidential Information to them are informed by the Receiving Party of the confidential nature of the Confidential Information, and (iii) in the case of Affiliates, agree to act in accordance with the terms and conditions of this Agreement, as if they were a Party hereto and thus obligated to comply herewith;

(d)                                                                                 procure that all of its Representatives to whom such disclosure is made will act in accordance with the terms and conditions of this Agreement, as if each of them were a Party hereto and thus obligated to comply herewith and be responsible for any unauthorized disclosure or use of any Confidential Information by its Representatives;

(e)                                                                                  not divulge or disclose to Third Parties, directly or indirectly, in whole or in part, orally, in writing, in pictorial form, on a flash memory storage drive, CD, DVD or magnetic diskette, through an electronic data room or in any other form whatsoever (whether in electronic or non-electronic form) any Confidential Information of the Disclosing Party without the Disclosing Party’s prior written consent;

(f)                                                                                   not use, in whole or in part, any Confidential Information of the Disclosing Party for any purpose other than performance of its obligations hereunder and under the Ancillary Agreements; and

(g)                                                                                  not copy, duplicate, reproduce or record in whatsoever manner the Disclosing Party’s Confidential Information except as necessary for circulation among its (and its Affiliate’s) key employees and Representatives for a purpose expressly permitted by this Agreement.

Section 8.2.                                 Permitted Use; Disclosures.

(a)                                                                                 To the extent that any Confidential Information of a Party is IP of that Party or constitutes IP that such Party is licensed or otherwise permitted by other persons to use, the Receiving Party shall be permitted to use such Confidential Information in accordance with the terms and conditions of this Agreement if and to the extent provided by the rights and licenses granted in the Ancillary Agreements and nothing in this Agreement shall limit, alter or supplant such rights or licenses. Notwithstanding anything to the contrary herein, if the rights and licenses granted in the Ancillary Agreements permit the sublicensing or disclosure of IP that also constitutes Confidential Information of a Party, the Receiving Party may disclose such IP without obtaining the consent of the Disclosing Party, provided that the Receiving Party procures that all Third Parties to whom such disclosure is made will agree to measures that are at least as protective of the disclosed information as the terms hereof.

(b)                                                                                 After notification in writing to the Disclosing Party, the Receiving Party may disclose Confidential Information to a contractor or supplier of the Receiving Party who reasonably needs to know such Confidential Information in order for the Receiving Party to fulfill its obligations hereunder, including any Ancillary Agreements, or that is reasonably necessary to enable the contractor or supplier to: (i) quote or supply a product, component or technology, to the Receiving Party or its Affiliates; (ii) provide engineering services to the Receiving Party or its Affiliates; or (iii) to assemble or manufacture any product, component or technology on behalf of the Receiving Party or its Affiliates; provided, however, that the contractor or supplier of the Receiving Party agrees in writing (or as otherwise agreed) to protect the confidentiality of such

Confidential Information in a manner consistent with the procedures that the Disclosing Party uses to protect such Confidential Information and has conveyed such procedures to the Receiving Party.

Section 8.3.                                 Data. With respect to data and information used by a Party or its Affiliates in the course of performing its obligations or receiving any benefit pursuant to this Agreement and the Ancillary Agreements, and except as may be set forth in any other written agreement between the Parties or their Affiliates:

(a)                                                                                 As between the Parties and their Affiliates, except as otherwise set forth herein or in an Ancillary Agreement, each Party and its Affiliates shall retain all IP rights in all data and information owned by such Party as of the date of this Agreement.

(b)                                                                                 Except as set forth in this Section 8.3, unless otherwise agreed in writing by the Parties or in an Ancillary Agreement, each Disclosing Party shall own all IP rights in data and information it develops in the course of performing its obligations hereunder and under the Ancillary Agreements. All other data and information provided by each Party (including its Affiliates) and their respective licensors and information and content provided in connection with performance hereunder and under the Ancillary Agreements shall remain the property of such Party.

(c)                                                                                  Each Party will securely store data and information owned by or together with the other Party. Such data and information shall be deemed Confidential Information hereunder. If a Receiving Party loses or damages the Disclosing Party’s data and information for storage by the Receiving Party, the Receiving Party shall immediately notify the Disclosing Party in writing of such loss or damage and shall use commercially reasonable efforts to recover and re-process such data and information as soon as reasonably practical and at the Disclosing Party’s own costs.

Section 8.4.                                 Information Not Deemed Confidential. Confidential Information does not include information which: (a) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Affiliates or Representatives in violation of this Agreement; (b) was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party; (c) becomes available to the Receiving Party on a non- confidential basis from a Person other than the Disclosing Party who is not otherwise bound by a confidentiality agreement with the Disclosing Party, or is otherwise not under an obligation to the Disclosing Party not to transmit the information to the Receiving Party; (d) has been independently developed by the Receiving Party and the Receiving Party can so prove; or (e) the Disclosing Party has previously authorized in writing to divulge or communicate to third parties.

Section 8.5.                                 Required Disclosures; Notice. In the event that the Receiving Party, or its Representative, as the case may be, is requested pursuant to, or required by, applicable Law or by legal process (including by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any part of the Confidential Information, or that the Confidential Information has been made available, the Receiving Party, or its Representative, as the case may be, requested or required to make the disclosure shall, if possible, provide the Disclosing Party with prompt notice of any such request or requirement, and cooperate with such Disclosing Party to limit such disclosure in a manner which attempts to maintain the confidentiality of the subject Confidential Information to the extent permitted by Law including, but not limited to, seeking a protective order or any other appropriate remedy. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party, or its Representative, as the case may be, requested or required to make the disclosure is nonetheless, after consultation with counsel, legally compelled to disclose the Confidential Information, the Receiving Party, or its Representative, as the case may be, requested or required to make the disclosure may, without liability hereunder, disclose only that portion of the Confidential Information which it reasonably believes is legally required to be disclosed. Notwithstanding any of the foregoing, a Disclosing Party may, in its sole discretion, waive compliance with the confidentiality provisions of this Agreement.

Section 8.6.                                 No Implied Rights. Except as expressly provided in this Agreement, all Confidential Information is and shall remain the property of the Disclosing Party and/or its Affiliates. By disclosing Confidential Information to the Receiving Party, the Disclosing Party and/or its Affiliates do(es) not grant any express or implied rights or license to the Receiving Party and/or its Affiliates to or under any patents, patent applications, inventions, copyrights, trademarks, trade secret information, or other intellectual property rights heretofore or hereafter possessed by the Disclosing Party and/or its Affiliates.

Section 8.7.                                 Injunctive Relief. Each Party agrees that, due to the unique nature of the Confidential Information of the other Party, the unauthorized disclosure or use of the Disclosing Party’s Confidential Information may cause irreparable harm and significant injury to such Party, the extent of which shall be difficult to ascertain and for which there may be no adequate remedy at Law. Accordingly, the Receiving Party agrees that the Disclosing Party, in addition to any other available remedies, shall have the right to seek an immediate injunction and other equitable relief enjoining any breach or threatened breach of this Article VIII without the necessity of posting any bond or other security.

Section 8.8.                                 Delivery of Data and Information. If so requested in writing, a Party holding any Confidential Information or other data and information owned by the other Party shall promptly deliver such data and information to the other Party, at the requesting Party’s expense, in the format in which the delivering Party holds such Confidential Information or other data and information as of the time of such request. If requested by the requesting Party, after delivery, the delivering Party shall delete or destroy any copies of such Confidential Information or other data and information in the delivering Party’s possession, provided that if the delivering Party requires such information in order to perform an obligation hereunder, then the delivering Party shall not be required to continue to perform such obligation. Notwithstanding the foregoing, (i) if the delivering Party is unable to access the Confidential Information or other data and information using its reasonable best efforts, the delivering Party shall be relieved of its delivery obligation, and (ii) if the delivering Party is unable to delete the Confidential Information or other data and information from its archives using its reasonable best efforts, the delivering Party may retain the relevant Confidential Information or other data and information and provide a copy thereof to the requesting Party. In either event, the delivering Party shall provide notice to the requesting Party that it was unable to deliver or delete such data, and the delivering Party shall be prohibited from using such Confidential Information or other data and information for any purpose unrelated to this Agreement and the Ancillary Agreements and the delivering Party and its Affiliates and Representatives will continue to be bound by its obligations of confidentiality and other obligations hereunder. Notwithstanding the foregoing, the Receiving Party may retain one (1) copy of the Confidential Information to the extent required by Law or a bona fide internal compliance policies, which Confidential Information shall continue to remain subject to the confidentiality and non-use obligations set forth herein.

Section 8.9.                                 Data Privacy.

(a)                                                                                 The Parties will treat Confidential Personal Information (as defined below) confidentially and use or disclose Confidential Personal Information only in connection with performing their obligations under this Agreement and under the Ancillary Agreements. The Parties each will restrict disclosure of Confidential Personal Information to their Affiliates, employees or agents who have a need to know such information in connection with performing their obligations under this Agreement and under the Ancillary Agreements. “Confidential Personal Information” means all personally identifiable information about employees, customers and their representatives or any other person whose personally identifiable information is subject to the performance of the Parties’ obligations under this Agreement and under the Ancillary Agreements.

(b)                                                                                 Unless otherwise prohibited by Law each Party will promptly notify the other Party of any legal process served on such Party for the purpose of obtaining Confidential Personal Information and, prior to disclosure of any Confidential Personal Information in connection with such process, use its commercially reasonable best efforts to give the other Party adequate time to exercise its legal options to prohibit or limit such disclosure.

(c)                                                                                  In furtherance of their obligations under this Article VIII, each Partywill implement appropriate measures designed to meet the following objectives: (a) protect the security and confidentiality of Confidential Personal Information, (b) protect against any anticipated threats or hazards to the security or integrity of such information, (c) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to the person about whom the Confidential Personal Information refers and (d) otherwise safeguard and protect such information in compliance with all applicable Law.

(d)                                                                                 Until such time as the Parties agree on alternate measures to ensure adequate protection of Confidential Personal Information, without limiting the foregoing, in connection with the performance of their obligations under this Agreement and under the Ancillary Agreements, each Party shall comply with a privacy policy mutually agreed by the Parties and meeting any legal requirements applicable to Nikola and/or to CNHI/Iveco. The foregoing provisions also apply to a Party that has access to Confidential Personal Information owned by the other Party (including its Affiliates) for any reason.

ARTICLE IX
MISCELLANEOUS

Section 9.1.                                 Relationship of the Parties. The Parties intend to create an independent contractor relationship and nothing contained in this Agreement or the Ancillary Agreements will be construed as creating a joint venture, association, partnership, franchise, or other form of business or relationship except to the extent a partnership is considered to exist for U.S. federal income tax purposes, and nothing contained in this Agreement or the Ancillary Agreements will be construed as making a Party liable for the debts or obligations of the other Party, unless expressly provided in this Agreement or the Ancillary Agreements.

Section 9.2.                                 Non-Solicitation. The Parties agree not to directly or indirectly, solicit, attempt to solicit, hire or attempt to hire any individual then employed or engaged by the other Party at any time during the term of this Agreement and for a period of 180 days after the expiration or termination of this Agreement. CNHI/Iveco agrees that the rights and obligations set forth in the prior sentence will apply to CNHI and its controlled Affiliates (which, for the avoidance of doubt, includes Iveco). The provisions of this Section 9.2 will not apply to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit individuals employed by the other Party) or as a result of the use of a general solicitation (such as a newspaper advertisement or on radio, television or internet job site) not specifically directed to such individuals.

Section 9.3.                                 Language. The Parties agree that this Agreement, the Ancillary Agreements and all communications exchanged by the Parties pursuant to the Agreement and the Ancillary Agreements will be provided in the English language. If this Agreement or any Ancillary Agreement is translated into another language for the convenience of a Party, the English text will govern any question with respect to interpretation of such Agreement or Ancillary Agreement.

Section 9.4.                                 Binding Effect; Assignment. This Agreement binds and inures to the benefit of the parties hereto and their respective successors and assigns. This Agreement and the rights, obligations and remedies hereunder (including any amounts to be paid or received hereunder) shall not be assignable or transferable by either Party (including by operation of Law) without the prior written consent of the other Party (to be given in its sole discretion), except that either Party may assign, delegate or transfer this Agreement to any Affiliate of such Party, or in connection with a merger, acquisition, change of control or sale of substantially all of the assets of such Party related to this Agreement and the Ancillary Agreements.

Section 9.5.                                 Entire Agreement; Amendment. This Agreement, including the Ancillary Agreements, any annexes and attachments referred to herein or attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof. No amendment, modification, change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, modification, change, waiver or discharge is sought to be enforced.

Section 9.6.                                 Notices. Any notice, notification, request, demand or determination provided by a Party shall be in writing and shall be delivered in hard copy using one of the following methods and shall be deemed delivered upon receipt: (i) personally, (ii) by an internationally recognized express courier with a reliable system for tracking delivery, (iii) by registered or certified mail, return receipt requested, postage prepaid or (iv) by facsimile or email so long as such facsimile or email is confirmed orally or in writing by the recipient thereof. Unless otherwise notified, the foregoing notices shall be delivered as follows:

(a)                                                                                 if to CNHI/Iveco:

CNH Industrial N.V.
25 St. James’s Street
London, SW1A 1HA
United Kingdom

Attention: General Counsel

And

Iveco S.p.A.
Via Puglia 35
10135 Turin
Italy
Attention: General Counsel
Email:

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Scott D. Miller
Telephone:
Email:

if to Nikola:

Nikola Corporation
4141 East Broadway Road
Phoenix, AZ 85040
Attention:                                         Britton Worthen, Chief Legal Officer
Email:

With a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA, 94304-1115
Attention:                                         Stanley F. Pierson
Telephone:
Email:

Section 9.7.                                 Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto.

Section 9.8.                                 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or portion thereof) to any person, entity or circumstance is held to be invalid, illegal or otherwise unenforceable in any respect by a final judgment, order of a court of competent jurisdiction, such provision shall be deemed to be void and unenforceable. Notwithstanding the preceding sentence, the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.

Section 9.9.                                 Consents and Approvals. Except where expressly provided as being in the sole discretion of a Party, where any agreement, approval, acceptance, consent, confirmation, determination, notice or similar action by either Party is required under this Agreement, such action shall not be unreasonably conditioned, delayed or withheld. An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

Section 9.10.                          No Waiver. A delay or omission by either Party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. All waivers must be in writing and signed by the Party waiving its rights.

Section 9.11.                          Survival. Any provision of this Agreement or an Ancillary Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect. Specifically, Sections 4.5, 4.6, 4.7, 6.3, Article III, Article VIII and Article IX shall survive any termination or expiration of this Agreement.

Section 9.12.                          No Third Party Beneficiaries. Except for applicable Affiliates ofthe Parties, this Agreement is entered into solely between, and may be enforced only by, Nikola, on the one hand, and CNHI/Iveco, on the other hand, and shall not be deemed to create any rights or causes of action in or on behalf of any third parties, including employees, suppliers and customers of a Party, or to create any obligations of a Party to any such third parties, unless expressly agreed in writing by the Parties.

Section 9.13.                          Further Assurances. Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each Party shall execute and deliver any further legal instruments and perform any acts that are or may become reasonably necessary to effectuate the purposes of this Agreement.

Section 9.14.                          Damages. No Party hereto shall have any liability under any provision of this Agreement or any Ancillary Agreement for any consequential, indirect, exemplary, special, punitive or incidental damages, or damages that result from the application of a multiplier, arising out of the breach or alleged breach of this Agreement or any Ancillary Agreement, except to the extent such damages are payable in connection with:

(a)                                                                                 a third party claim;

(b)                                                                                 illegal actions;

(c)                                                                                  fraud or willful misconduct; or

(d)                                                                                 breaches of confidentiality obligations.

Section 9.15.                          Governing Law and Disputes. This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by and construed in accordance with the Law of the State of Delaware, without giving effect to the principles thereof relating to the conflicts of Laws. Except as otherwise provided in Section 4.7, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against each Party in the state or federal courts located in the State of Delaware, and each Party consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waive any objection to venue in those courts. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT, STATUTE, TORT, OR OTHERWISE) RELATING TO THIS AGREEMENT. Process in any action or proceeding referred to in the preceding sentence may be served on each Party anywhere in the world.

Section 9.16.                          Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses, whether or not a Closing shall have occurred.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

NIKOLA CORPORATION

By:	/s/ Trevor Milton
	Name:	Trevor Milton
	Title:	CEO

CNH INDUSTRIAL N.V.

By:	/s/ Massimiliano Chiara
	Name:	Massimiliano Chiara
	Title:	Chief Financial Officer

IVECO S.p.A.

By:	/s/ Gerrit Marx
	Name:	Gerrit Marx
	Title:	Pres. C&SV CNH Ind.

EXECUTION VERSION

AMENDMENT TO MASTER INDUSTRIAL AGREEMENT

This AMENDMENT TO MASTER INDUSTRIAL AGREEMENT (this “Amendment”) is made and entered into as of December 26, 2019, by the undersigned, pursuant to that certain Master Industrial Agreement, dated as of September 3, 2019 (the “Agreement”), by and among CNH Industrial N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands (“CNHI”), Iveco S.p.A., a Società per Azioni organized and existing under the laws of Italy (“Iveco” and, collectively with CNHI, “CNHI/ Iveco”) and Nikola Corporation, a Delaware corporation (“Nikola”).

WHEREAS, pursuant to Section 9.5 of the Agreement, the Agreement may be amended upon the written agreement of Iveco, Nikola and CNHI; and

WHEREAS, Iveco, Nikola and CNHI desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1.              Section 2.1 — General.  Section 2.1(c) of the Agreement is deleted in its entirety and replaced with the following:

“To the extent a Term Sheet has not been replaced by a definitive Ancillary Agreement on or prior to the date of this Agreement, the term “Ancillary Agreement” shall include such Term Sheet, and the Parties will work together in good faith to negotiate a definitive Ancillary Agreement with respect to such Term Sheet as soon as reasonably practicable after the date of the Agreement, and in any event by January 31, 2020.  During the time period from the date of this Agreement to the date a definitive agreement is duly executed and delivered, the Parties agree that the relevant Term Sheet represents a binding agreement between the Parties and each of them agrees to perform its obligations under any such Term Sheet as if such Term Sheet were a definitive agreement; provided that unless otherwise expressly provided therein, upon execution and delivery of a definitive agreement, the terms and conditions of the definitive agreement shall be deemed to have been applicable from the date of the applicable Term Sheet.  Notwithstanding the express terms herein and in order to facilitate the mutual success and benefit of both parties, if either Party between the date hereof and January 31, 2020 identifies a term set forth in the Term Sheets that is substantially detrimental to such party, based upon new facts, information, or circumstances, CNHI/Iveco and Nikola shall use in good faith reasonably best efforts to agree upon new terms, provided that: (i) in no event neither the economic value of the contribution in kind made by CNHI/Iveco will be subject to further evaluation, nor the issuance and delivery of the Preferred Shares against such contributions, and (ii) nothing in this clause will be construed as to oblige each of the Party to agree upon an amendment proposed by other Party.”

2.              Section 2.2 — S-Way Platform and Product Sharing.  The first sentence of Section 2.2 of the Agreement is deleted in its entirety and replaced with the following:

“At the Initial Closing or, in any event, no later than January 31, 2020, the Parties shall enter into a S-Way Platform and Product Sharing Agreement in a form substantially consistent with the Term Sheet attached hereto as Exhibit A (the “S-Way Platform and Product Sharing Agreement”).”

3.              Section 2.3 — Provision of Technical Assistance Services.

(a)                                 The first sentence of Section 2.3 of the Agreement is deleted in its entirety and replaced with the following:

“No later than January 31, 2020, the Parties shall enter into a Technical Assistance Service Agreement, in a form substantially consistent with the Term Sheet attached hereto as Exhibit B (the “Technical Assistance Service Agreement”).”

(b)                                 The seventh sentence of Section 2.3 of the Agreement is deleted in its entirety and replaced with the following:

“Pursuant to this irrevocable commitment, Nikola shall issue and deliver to CNHI/Iveco: (a) prior to December 31, 2019, 269,978 Preferred Shares at a deemed purchase price of $18.52; (b) within three (3) Business Days following the end of the first calendar quarter of 2020, 1,079,914 Preferred Shares at a deemed purchase price of $18.52 per share; and (c) within three (3) Business Days following the end of every calendar quarter of 2020 (other than the first calendar quarter of 2020), 1,349,892 Preferred Shares at a deemed purchase price of $18.52 per share, in each case irrespective of the actual value of the Technical Assistance Services rendered by CNHI/Iveco during the period from the date hereof until December 31, 2019 and during each quarter of 2020; provided, however, that if Nikola’s purchase of services totals less than the Threshold during such period, Nikola may issue additional Preferred Shares at the value of any shortfall on or before such date and have the right to receive such services up to the value of such shortfall after such date.”

4.              Exhibit A — S-Way Platform and Product Sharing Term Sheet.  The second sentence of Section 3 (Conversion of this Term Sheet into Definitive Agreements) of the S-Way Platform and Product Sharing Term Sheet attached as Exhibit A to the Agreement is deleted in its entirety and replaced with the following:

“As soon as practicable and no later than January 31, 2020, the Parties shall work together in good faith to negotiate and enter into a definitive S-Way Platform and Product Sharing Agreement implementing the understandings in this Term Sheet (the “Agreement”) in accordance with Section 2.2 of the Master Industrial Agreement.”

5.              Exhibit B — Technical Assistance Service Term Sheet.

(a)                                 The first sentence of Section 3 (Conversion of this Term Sheet into Definitive Agreements) of the Technical Assistance Service Term Sheet attached as Exhibit B to the Agreement is deleted in its entirety and replaced with the following:

“As soon as practicable and no later than January 31, 2020, the Parties shall work together in good faith to negotiate a definitive Technical Assistance Service Agreement with respect to this Term Sheet (the “Agreement”) in accordance with Section 2.3 of the Master Industrial Agreement.”

(b)                                 The third sentence of Section 4 (Pricing) of the Technical Assistance Service Term Sheet attached as Exhibit B to the Agreement is deleted in its entirety and replaced with the following:

“Pursuant to this irrevocable commitment, Nikola shall issue and deliver to CNHI/Iveco: (a) prior to December 31, 2019, 269,978 Preferred Shares at a deemed purchase price of $18.52; (b) within three (3) Business Days following the end of the first calendar quarter of 2020, 1,079,914 Preferred Shares at a deemed purchase Price of $18.52 per share; and (c) within three (3) Business Days following the end of every calendar quarter of 2020 (other than the first calendar quarter of 2020), 1,349,892 Preferred Shares at a deemed purchase price of $18.52 per share, in each case irrespective of the actual value of the Technical Assistance Services rendered by CNHI/Iveco during the period from the date hereof until December 31, 2019 and each quarter of 2020.”

6.              Governing Law.  This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware.

7.              Effectiveness.  This Amendment shall become effective as of the date first set forth above.

8.              Effect of this Amendment.  In the event of any conflict or inconsistency between the Agreement and this Amendment, this Amendment shall prevail and control.  Except as specifically amended as set forth herein, the Agreement shall remain in full force and effect in accordance with its terms.

9.              Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date set forth in the first paragraph hereof.

IVECO S.p.A.

By:	/s/ Gerrit Marx
Name:	Gerrit Marx
Title:	President, Commercial and Specialty Vehicles, CNH Industrial N.V.

CNH INDUSTRIAL N.V.

By:	/s/ Massimiliano Chiara
Name:	Massimiliano Chiara
Title:	Chief Financial Officer

NIKOLA CORPORATION

By:	/s/ Britton M. Worthen
Name:	Britton M. Worthen
Title:	Chief Legal Officer

SIGNATURE PAGE
AMENDMENT TO MASTER INDUSTRIAL AGREEMENT

EXECUTION VERSION

SECOND AMENDMENT TO MASTER INDUSTRIAL AGREEMENT

This SECOND AMENDMENT TO MASTER INDUSTRIAL AGREEMENT (this “Second Amendment”) is made and entered into as of January 31, 2020, by and among CNH Industrial N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands (“CNHI”), Iveco S.p.A., a Società per Azioni organized and existing under the laws of Italy (“Iveco” and, collectively with CNHI, “CNHI/Iveco”) and Nikola Corporation, a Delaware corporation (“Nikola”).

WHEREAS, CNHI/Iveco and Nikola entered into that certain Master Industrial Agreement, dated as of September 3, 2019, as amended by that certain First Amendment to Master Industrial Agreement, dated as of December 26, 2019 (together, the “Agreement”);

WHEREAS, pursuant to Section 9.5 of the Agreement, the Agreement may be amended upon the written agreement of Iveco, Nikola and CNHI; and

WHEREAS, Iveco, Nikola and CNHI desire to further amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1.              Section 2.1 — General. Section 2.1(c) of the Agreement is deleted in its entirety and replaced with the following:

“To the extent a Term Sheet has not been replaced by a definitive Ancillary Agreement on or prior to the date of this Agreement, the term “Ancillary Agreement” shall include such Term Sheet, and the Parties will work together in good faith to negotiate a definitive Ancillary Agreement with respect to such Term Sheet as soon as reasonably practicable after the date of the Agreement, and in any event by February 29, 2020. During the time period from the date of this Agreement to the date a definitive agreement is duly executed and delivered, the Parties agree that the relevant Term Sheet represents a binding agreement between the Parties and each of them agrees to perform its obligations under any such Term Sheet as if such Term Sheet were a definitive agreement; provided that unless otherwise expressly provided therein, upon execution and delivery of a definitive agreement, the terms and conditions of the definitive agreement shall be deemed to have been applicable from the date of the applicable Term Sheet. Notwithstanding the express terms herein and in order to facilitate the mutual success and benefit of both parties, if either Party between the date hereof and February 29, 2020 identifies a term set forth in the Term Sheets that is substantially detrimental to such party, based upon new facts, information, or circumstances, CNHI/Iveco and Nikola shall use in good faith reasonably best efforts to agree upon new terms, provided that: (i) in no event neither the economic value of the contribution in kind made by CNHI/Iveco will be subject to further evaluation, nor the issuance and delivery of the Preferred Shares against such contributions, and (ii) nothing in this clause will be construed as to oblige each of the Party to agree upon an amendment proposed by other Party.”

2.              Section 2.2 — S-Way Platform and Product Sharing. The first sentence of Section 2.2 of the Agreement is deleted in its entirety and replaced with the following:

“At the Initial Closing or, in any event, no later than February 29, 2020, the Parties shall enter into a S-Way Platform and Product Sharing Agreement in a form substantially consistent with the Term Sheet attached hereto as Exhibit A (the “S-Way Platform and Product Sharing Agreement”).”

3.              Section 2.3 — Provision of Technical Assistance Services. The first sentence of Section 2.3 of the Agreement is deleted in its entirety and replaced with the following:

“No later than February 29, 2020, the Parties shall enter into a Technical Assistance Service Agreement, in a form substantially consistent with the Term Sheet attached hereto as Exhibit B (the “Technical Assistance Service Agreement”).”

4.              Exhibit A — S-Way Platform and Product Sharing Term Sheet. The second sentence of Section 3 (Conversion of this Term Sheet into Definitive Agreements) of the S-Way Platform and Product Sharing Term Sheet attached as Exhibit A to the Agreement is deleted in its entirety and replaced with the following:

“As soon as practicable and no later than February 29, 2020, the Parties shall work together in good faith to negotiate and enter into a definitive S-Way Platform and Product Sharing Agreement implementing the understandings in this Term Sheet (the “Agreement”) in accordance with Section 2.2 of the Master Industrial Agreement.”

5.              Exhibit B — Technical Assistance Service Term Sheet. The first sentence of Section 3 (Conversion of this Term Sheet into Definitive Agreements) of the Technical Assistance Service Term Sheet attached as Exhibit B to the Agreement is deleted in its entirety and replaced with the following:

“As soon as practicable and no later than February 29, 2020, the Parties shall work together in good faith to negotiate a definitive Technical Assistance Service Agreement with respect to this Term Sheet (the “Agreement”) in accordance with Section 2.3 of the Master Industrial Agreement.”

6.              Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware.

7.              Effectiveness. This Amendment shall become effective as of the date first set forth above.

8.              Effect of this Amendment. In the event of any conflict or inconsistency between the Agreement and this Amendment, this Amendment shall prevail and control. Except as specifically amended as set forth herein, the Agreement shall remain in full force and effect in accordance with its terms.

9.              Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date set forth in the first paragraph hereof.

IVECO S.p.A.

By:	/s/ Gerrit Marx
Name:	Gerrit Marx
Title:	President, Commercial and Specialty Vehicles, CNH Industrial N.V.

CNH INDUSTRIAL N.V.

By:	/s/ Massimiliano Chiara
Name:	Massimiliano Chiara
Title:	Chief Financial Officer

NIKOLA CORPORATION

By:	/s/ Britton M. Worthen
Name:	Britton M. Worthen
Title:	Chief Legal Officer

SIGNATURE PAGE

SECOND AMENDMENT TO MASTER INDUSTRIAL AGREEMENT

EXECUTION VERSION

THIRD AMENDMENT TO MASTER INDUSTRIAL AGREEMENT

This THIRD AMENDMENT TO MASTER INDUSTRIAL AGREEMENT (this “Amendment”) is made and entered into as of February 28, 2020, by the undersigned, pursuant to that certain Master Industrial Agreement, dated as of September 3, 2019 (the “Agreement”), by and among CNH Industrial N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands (“CNHI”), Iveco S.p.A., a Società per Azioni organized and existing under the laws of Italy (“Iveco” and, collectively with CNHI, “CNHI/Iveco”) and Nikola Corporation, a Delaware corporation (“Nikola”).

WHEREAS, CNHI/Iveco and Nikola entered into that certain Master Industrial Agreement, dated as of September 3, 2019, as amended by that certain First Amendment to Master Industrial Agreement, dated as of December 26, 2019 and that certain Second Amendment to Master Industrial Agreement, dated as of January 31, 2020 (together, the “Agreement”);

WHEREAS, pursuant to Section 9.5 of the Agreement, the Agreement may be amended upon the written agreement of Iveco, Nikola and CNHI; and

WHEREAS, Iveco, Nikola and CNHI desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1.              Section 2.1 — General.  Section 2.1(c) of the Agreement is deleted in its entirety and replaced with the following:

“To the extent a Term Sheet has not been replaced by a definitive Ancillary Agreement on or prior to the date of this Agreement, the term “Ancillary Agreement” shall include such Term Sheet, and the Parties will work together in good faith to negotiate a definitive Ancillary Agreement with respect to such Term Sheet as soon as reasonably practicable after the date of the Agreement, and in any event by March 31, 2020.  During the time period from the date of this Agreement to the date a definitive agreement is duly executed and delivered, the Parties agree that the relevant Term Sheet represents a binding agreement between the Parties and each of them agrees to perform its obligations under any such Term Sheet as if such Term Sheet were a definitive agreement; provided that unless otherwise expressly provided therein, upon execution and delivery of a definitive agreement, the terms and conditions of the definitive agreement shall be deemed to have been applicable from the date of the applicable Term Sheet.  Notwithstanding the express terms herein and in order to facilitate the mutual success and benefit of both parties, if either Party between the date hereof and March 31, 2020 identifies a term set forth in the Term Sheets that is substantially detrimental to such party, based upon new facts, information, or circumstances, CNHI/Iveco and Nikola shall use in good faith reasonably best efforts to agree upon new terms, provided that: (i) in no event neither the economic value of the contribution in kind made by CNHI/Iveco will be subject to further evaluation, nor the issuance and delivery of the Preferred Shares against such contributions, and (ii)

nothing in this clause will be construed as to oblige each of the Parties to agree upon an amendment proposed by other Party.”

2.              Section 2.2 — S-Way Platform and Product Sharing.  The first sentence of Section 2.2 of the Agreement is deleted in its entirety and replaced with the following:

“At the Initial Closing or, in any event, no later than March 31, 2020, the Parties shall enter into a S-Way Platform and Product Sharing Agreement in a form substantially consistent with the Term Sheet attached hereto as Exhibit A (the “S-Way Platform and Product Sharing Agreement”).”

3.              Section 2.3 — Provision of Technical Assistance Services.

(a)                                 The first sentence of Section 2.3 of the Agreement is deleted in its entirety and replaced with the following:

“No later than March 31, 2020, the Parties shall enter into a Technical Assistance Service Agreement, in a form substantially consistent with the Term Sheet attached hereto as Exhibit B (the “Technical Assistance Service Agreement”).”

(b)                                 The seventh sentence of Section 2.3 of the Agreement is deleted in its entirety and replaced with the following:

“Pursuant to this irrevocable commitment, Nikola shall issue and deliver to CNHI/Iveco: (a) prior to December 31, 2019, 269,978 Preferred Shares at a deemed purchase price of $18.52; (b) within three (3) Business Days following the end of the first calendar quarter of 2020, 1,079,914 Preferred Shares at a deemed purchase price of $18.52 per share; and (c) within three (3) Business Days following CNHI/Iveco’s receipt of the Merger Closing Notice (as defined in the Investment Agreement), 4,049,675 Preferred Shares at a deemed purchase price of $18.52 per share, in each case irrespective of the actual value of the Technical Assistance Services rendered by CNHI/Iveco during the period from the date hereof until the date such shares are issued pursuant to this Section 2.3; provided, however, that if Nikola’s purchase of services totals less than the Threshold during any such period, Nikola shall have the right to receive such services up to the value of such shortfall after such date.”

4.              Section 2.7 — Exclusive Industrial Partner.  The following is added as Section 2.7, immediately following the end of Section 2.6 of the Agreement:

“Section 2.7 Exclusive Industrial Partner.  Nikola acknowledges and agrees that following the consummation of the business combination transaction (the “Merger”) contemplated by the Business Combination Agreement, dated as of March , 2020, by and among VectoIQ Acquisition Corp., VCTIQ Merger Sub Corp. and Nikola (the “Business Combination Agreement”), CNHI/Iveco will be the exclusive original equipment manufacturer of vehicles classified in U.S.  Federal Highway Administration Classes 6, 7 and 8 based on the vehicles’ gross vehicle weight rating (“Class 6-8 Trucks”), and Nikola will not enter into any strategic transactions, arrangements or agreements with any Person engaged directly in, together with any ultimate parent company of such Person and any other subsidiaries of such parent company or such Person, the original equipment manufacturing of Class 6-8 Trucks without the prior written consent of CNHI/Iveco, which shall not be unreasonably withheld.”

5.              Section 9.4 — Binding Effect; Assignment.  Section 9.4 of the Agreement is deleted in its entirety and is replaced with the following:

“This Agreement binds and inures to the benefit of the parties hereto and their respective successors and assigns.  This Agreement and the rights, obligations and remedies hereunder (including any amounts to be paid or received hereunder) shall not be assignable or transferable by either Party (including by operation of Law) without the prior written consent of the other Party (to be given in its sole discretion), except that either Party may assign, delegate or transfer this Agreement to any Affiliate of such Party, or in connection with a merger, acquisition, change of control or sale of substantially all of the assets of such Party related to this Agreement and the Ancillary Agreements, provided that such successor or assign agrees to be bound by the terms of this Agreement and the Ancillary Agreements.  For the avoidance of doubt, this Agreement will be binding on Nikola’s successor in interest following the Merger.”

6.              Section 9.5 — Entire Agreement; Amendment.  Section 9.5 of the Agreement is deleted in its entirety and is replaced with the following:

“This Agreement, including the Ancillary Agreements and that certain letter agreement with respect to Business Opportunities in South America, Australia and Asia, dated September 30, 2019, by and between CNHI, Iveco and Nikola (the “Business Opportunities Side Letter”), any annexes and attachments referred to herein or attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof.  No amendment, modification, change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, modification, change, waiver or discharge is sought to be enforced.  For the avoidance of doubt, the Business Combination Agreement and the Merger, shall not amend or modify the terms and conditions of or the obligations of the Parties under this Agreement, any Ancillary Agreements or the Business Opportunities Side Letter.”

7.              Exhibit A — S-Way Platform and Product Sharing Term Sheet.  The second sentence of Section 3 (Conversion of this Term Sheet into Definitive Agreements) of the S-Way Platform and Product Sharing Term Sheet attached as Exhibit A to the Agreement is deleted in its entirety and replaced with the following:

“As soon as practicable and no later than March 31, 2020, the Parties shall work together in good faith to negotiate and enter into a definitive S-Way Platform and Product Sharing Agreement implementing the understandings in this Term Sheet (the “Agreement”) in accordance with Section 2.2 of the Master Industrial Agreement.”

8.              Exhibit B — Technical Assistance Service Term Sheet.

(a)                                 The first sentence of Section 3 (Conversion of this Term Sheet into Definitive Agreements) of the Technical Assistance Service Term Sheet attached as Exhibit B to the Agreement is deleted in its entirety and replaced with the following:

“As soon as practicable and no later than March 31, 2020, the Parties shall work together in good faith to negotiate a definitive Technical Assistance Service Agreement with respect to this Term Sheet (the “Agreement”) in accordance with Section 2.3 of the Master Industrial Agreement.”

(b)                                 The third sentence of Section 4 (Pricing) of the Technical Assistance Service Term Sheet attached as Exhibit B to the Agreement is deleted in its entirety and replaced with the following:

“Pursuant to this irrevocable commitment, Nikola shall issue and deliver to CNHI/Iveco: (a) prior to December 31, 2019, 269,978 Preferred Shares at a deemed purchase price of $18.52; (b) within three (3) Business Days following the end of the first calendar quarter of 2020, 1,079,914 Preferred Shares at a deemed purchase Price of $18.52 per share; and (c) within three (3) Business Days following CNHI/Iveco’s receipt of the Merger Closing Notice (as defined in the Investment Agreement), 4,049,675 Preferred Shares at a deemed purchase price of $18.52 per share, in each case irrespective of the actual value of the Technical Assistance Services rendered by CNHI/Iveco during the period from the date hereof until the date such shares are issued.”

9.              Governing Law.  This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware.

10.       Effectiveness.  This Amendment shall become effective as of the date first set forth above.

11.       Effect of this Amendment.  In the event of any conflict or inconsistency between the Agreement and this Amendment, this Amendment shall prevail and control.  Except as specifically amended as set forth herein, the Agreement shall remain in full force and effect in accordance with its terms.

12.       Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date set forth in the first paragraph hereof.

IVECO S.p.A.

By:	/s/ Gerrit Marx
Name:	Gerrit Marx
Title:	President, Commercial and Specialty Vehicles, CNH Industrial N.V.

CNH INDUSTRIAL N.V.

By:	/s/ Massimiliano Chiara
Name:	Massimiliano Chiara
Title:	Chief Financial Officer

NIKOLA CORPORATION

By:	/s/ Britton Worthen
Name:	Britton Worthen
Title:	Chief Legal Officer

SIGNATURE PAGE
THIRD AMENDMENT TO MASTER INDUSTRIAL AGREEMENT